EXHIBIT 10.30

                                  MEMORANDUM OF
                       COMPROMISE AND SETTLEMENT AGREEMENT

         This memorandum of a compromise and settlement agreement entered herein effective on the 4th day of January, 1999 by and between:

         ENVIRONMENTAL REMEDIATION HOLDING CORPORATION, a Colorado corporation, with offices at Lafayette, Louisiana, herein represented by its duly authorized counsel of record, Charles N. Wooten, Ltd., a professional law corporation, through its chief executive officer, Mr. Charles N. Wooten, Sr., Esq., sometimes referred to herein as ("ERHC"):

         PINE VALLEY EXPLORATION, INC., a corporation with offices at 26400 Lahser Rd., # 113, Southfield, Michigan 48034, herein represented by its duly authorized counsel of record, Sullivan, Ward, Bone, Tyler & Asher, P.C., through Mr. A. Stuart Tompkins, Esq., sometimes referred to herein as ("PVE"):

         COCONINO, S.M.A., INC., a corporation with offices at 1567 W. Silver Springs Road, Park City, Utah 84098, herein represented by its duly authorized counsel of record, Fabian and Clendenin, through Mr. Robert Palmer Rees, Esq., sometimes referred to herein as ("COCONINO")

         UNITA OIL & GAS, INC., a corporation with offices at 3954 East 200 North East Highway 40, Ballard, Utah 84066, herein represented by its duly authorized counsel of record, Daniel S. Sam, P.C., through its chief executive officer, Mr. Daniel S. Sam, Esq., sometimes referred to herein as ("UNITA")

         CRAIG PHILLIPS, of full age of majority and domiciled in Ballard, Utah, herein represented by his duly authorized counsel of record, Daniel S. Sam, P.C., through its chief executive officer, Mr. Daniel S. Sam, Esq., sometimes referred to herein as ("PHILLIPS"); and

     JOSEPH H. LORENZO, of full age of majority and domiciled in ------------,----------, herein represented by his duly authorized counsel of record, Baker & Hosteler, through Mr. Phillip S. Lorenzo, Esq., sometimes referred to herein as ("LORENZO")

all collectively referred to as the parties hereto.

         WHEREAS, there is presently pending a binding arbitration proceeding before the American Arbitration Association in the nature of a civil claim between some of the parties hereto which has been docketed as Case No. 81-Y-115-0164-98 and in which some of the parties hereto have asserted claims and/or counterclaims against certain of the other parties hereto all arising out of that certain agreement between ERHC as Purchaser and COCONINO, UNITA and PVE as Sellers dated September 29, 1997 as well as certain other subsequent oral and written agreements between those same parties. The merits of such claims has been set for hearing before the arbitrator in Salt Lake City, Utah beginning on January 13, 1999. It is the desire of the parties hereto to compromise and settle all claims pending between them and this agreement expressing the major and all necessary terms of the compromise shall be binding upon the parties hereto from the effective date first above written with the final detailed version of the written compromise and settlement agreement prepared for the signatures of the appropriate officers or individuals made parties hereto to be executed as soon as practical hereafter. Said final settlement agreement shall also contain general mutual release language to further specify the settlement and releases effected hereby.

         This memorandum of the compromise and settlement agreement shall not, under any circumstances, be considered as an admission by any of the parties hereto of any breach of an obligation owed to other parties or the liability of one to the other for any prior actions or inactions which may have occurred as a result of the agreement referred to hereinabove between the Purchaser and Sellers dated September 29, 1997 as well as certain other subsequent oral and written agreements between such parties.

                TERMS OF THE COMPROMISE AND SETTLEMENT AGREEMENT

         The foregoing prefatory language is incorporated herein as substantive terms hereof as if fully restated herein.

                          1. COMMON OBLIGATIONS OF ERHC
                       TO COCONINO, PVE, UGO, and LORENZO

         A.] ERHC has previously issued 500,000 shares of its common capital stock as part performance of its obligations to purchase certain properties under the purchase agreement between the Purchaser and Sellers dated September 29, 1997, which contained an SEC Rule 144 Restriction. Certificates for 250,000 shares were issued on October 13, 1997, representing the first installment under the aforesaid contract and certificates for additional 250,000 shares were issued December 30, 1997. The aforesaid certificates on each of the two installments were issued in the proportions specified in the aforesaid purchase agreement for the installment made at the closing of the purchase agreement as follows:

         12.5% of 99% (30,937.5 shares) to UOG 37.5% of 99% (92,812.5 shares) to
         PVE 50.0% of 99% (123,750 shares) to COCONINO
           1.0% (2,500 shares) to LORENZO

         The aforesaid agreement further provided that ERHC guaranteed that each such share issued would have a net trading value as of the earliest date when pursuant to the legend and SEC Rule 144 such share would become tradable for at least $2.00 per share. In the event that the net price for any of the shares would be less that the guaranteed amount, the Sellers in the aforesaid agreement at their option could accept sufficient additional SEC Rule 14 shares of ERHC common capital stock to make up the shortfall, or could demand cash for such shortfall.

         [i] The parties have agreed that the value of the shares as of October 16, 1998, was $0.45 resulting in a $1.55 shortfall as of that date on the first 250,000 previously issued. ERHC agrees to cause this shortfall in the price of the first 250,000 issued to the parties in the proportions mentioned hereinabove to be paid and satisfied by the issuance and delivered on January 18, 1999 (effective as of October 16, 1998) of additional shares of SEC Rule 144 common capital stock aggregating 861.111 shares. The selling parties have accepted this option of payment of the calculated shortfall of 387,500 in the guaranteed trading value of the 250,000 shares on October 16, 1998 in lieu of cash. Additionally ERHC will cause its SEC counsel, Mintmire & Associates, Attn: Ms. Mercedes Travis, 265 Sunrise Avenue Suite 204, Palm Beach, Florida 33480 to issue an opinion letter authorizing the transfer agent to lift the Rule 144 restrictive legend from the 250,000 shares previously issued on October 16, 1997 upon presentation to SEC counsel of a copy of the SEC Form 144. Seller's Representation Letter and Broker's Rule 144 Compliance letter relative to the transfer of such shares.

     [ii] The second installment paid to Sellers by Purchaser consisting of 250,000 shares of common capital stock with a legend contain SEC Rule 144 Restriction dated December 30, 1997, has a shortfall in the guaranteed price as of December 30, 1998. It is agreed among the parties hereto that the common capital stock closed on December 30, 1998 at a price of thirty-two (.32) cents. It is agreed between the parties that the shortfall in the price of the second 250,00 issued to the parties in the proportions mentioned hereinabove is to be paid and satisfied by the issuance and delivery on January 18, 1999 (affective as of December 30, 1998) of additional shares of SEC 144 restricted capital stock aggregating 1,312,500 shares. The selling parties and commission agent have accepted this option of payment of the calculated shortfall of $420,000 in the guaranteed minimum trading value of the 250,000 shares on December 30, 1998 in lieu of cash. Additionally ERHC will cause its SEC counsel, Mintmire & Associates, Attn: Ms. Mercedes Travis, 265 Sunrise Avenue Suite 204, Palm Beach, Florida 33480 to issue an opinion letter authorizing the transfer agent to lift the Rule 144 restrictive legend from the 250,000 shares previously issued on December 30, 1997 upon presentation to SEC counsel of a copy of the SEC Form
144. Seller's Representation Letter and Broker's Rule 144 Compliance letter relative to the transfer of such shares.

         [iii] On January 18, 1999, ERHC shall cause to be issued and delivered to the Sellers and Joseph H. Lorenzo, the commission agent, in the proportions mentioned in the purchase agreement of September 29, 1997, the balance of 500,000 shares of its common capital stock remaining to be issued with a legend of SEC Rule 144 restriction, but the same shall be issued so that the shares and effective date for Rule 144 holding period purposes commences on March 30, 1998 for 250,000 shares and June 30, 1998 for the final 250,000 shares. The shares issued pursuant to this paragraph shall have the registration rights set forth in Paragraph 3 of the terms and conditions of this compromise and settlement agreement.

         [iv] On January 18, 1999, should there exist any shortfall in the guaranteed price for the 500,000 shares of capital stock to be issued in accordance with Paragraph 1(A)[iii] above, and its average market value (as defined hereinafter), such shortfall shall be made up with the issuance and delivery on January 18, 1999 of additional shares of common stock in ERHC in the same proportions to the Sellers and Mr. Joseph H. Lorenzo, the commission agent, with an SEC Rule 144 Restriction contained in the legend of said certificates. Average market price on January 18, 1999 shall be determined by an average closing price using the dates of 1/11/99, 1/12/99, 1/13/99 1/14/99 and 1/15/99, excluding the highest and lowest of such closing price.

         [v] It is understood by and between all parties hereto that upon conclusion of the signing of the final compromise and settlement agreement by the parties hereto and closing thereof, the guarantees of minimum stock values as of any date of trading by the holders thereof shall have been terminated and satisfied in full by ERHC other than as set forth herein.

         B.] [i] ERHC will reimburse COCONINO and PVE for the AAA filing fees of Five Thousand ($5,000) Dollars and no more upon the date of signing by the parties hereto and closing of the final settlement agreement. (Payment will be made by two bank checks, one to COCONINO and one to PVE, each for Two Thousand Five Hundred ($2,500) Dollars. If AAA does not refund LORENZO his AAA filing fees of Seven Hundred Fifty Dollars ($750) by the date of signing by the parties hereto and closing of the final settlement agreement, then ERHC will reimburse LORENZO said $750 and no more by bank check (and ERHC shall thereupon be assigned any right of LORENZO to receive such refund from AAA, and LORENZO shall endorse and deliver to ERHC any such refund that he may subsequently receive from AAA).

     [ii] ERHC will, upon the date of signing by the parties hereto and closing of the final settlement agreement, issue and deliver two unsecured promissory notes, one to COCONINO and one to PVE, each in the sum of Twelve Thousand Five Hundred Dollars ($12,500), as reimbursement toward attorneys fees they have paid their respective attorneys. Said promissory notes shall be in the form of the "Exhibit A". The notes shall mature and be due in full within six months from their stated issuance date. The notes shall not bear interest if they paid in full on or before their stated maturity date. If a note is not paid in full upon maturity, that note shall bear interest at the rate of six percent (6%) per annum, accruing from that note's stated maturity date and continuing thereafter until that note is paid in full. Any partial payments made after a note's stated maturity date shall first be applied to recoverable expenses, then interest, then principal on account of that note. ERHC shall not make any payment to LORENZO on account of attorneys fees LORENZO may have incurred.

         C.] In addition to all of the above, COCONINO, upon the date of signing by the parties hereto and closing of the final settlement agreement, will be paid by ERHC by bank check the sum of Twelve thousand, and no/100 ($12,000) Dollars representing the price for a color copier and fax machine in the possession of ERHC.

         D.] At the date of signing by the parties hereto and closing of the final settlement agreement, COCONINO and PVE will cause quitclaim deeds and assignment to be signed by them to ERHC in a reasonable form prepared and approved by ERHC's counsel, relating to any and all mineral lease agreements previously assigned to it by UINTA and further than COCONINO will cause a bill of sale to be issued to ERHC relating to the color copier and fax machine in the possession of ERHC.

         E.] Upon signing of the final compromise and settlement agreement by all parties hereto, the arbitration proceedings presently pending before the American Arbitration Association shall be suspended by the joint motion of all parties hereto and the arbitrator shall retain jurisdiction in this matter until the settlement agreement has been performed in full (including payment of the promissory notes issued for the attorneys' fees) as well as the expiration of the applicable SEC Rule 144 holding period to have expired for the common capital stock to be issued under the terms and conditions of this compromise and settlement agreement. After all obligations and consideration agreed upon mutually between the parties have been delivered and such obligations have bee fully performed and discharged, then the arbitration proceedings shall be dismissed with full prejudice to all parties.

                         2. SEPARATE OBLIGATIONS OF ERHC
                          TO UINTA OIL & GAS, INC., and
                                 CRAIG PHILLIPS

         The Agreement to Purchase between ERHC, COCONINO, PVE AND UINTA dated September 29, 1997 provided for ERHC to pay to an escrow account the sum of $250,000 in certified, immediately available funds for the benefit of UNITA to pay certain of its creditors. The source of the payment to this escrow account by ERHC was to come from certain funding transactions in progress at the time of the said agreement which did not close. ERHC was further to reserve in favor of UINTA from the assignment of all of the Sellers' collective interest in twenty-two (22) oil, gas and mineral leases a four percent (4%) overriding royalty interest on the gross production receipts from said leases up to a maximum sum of $677,000. As a consideration of this compromise and settlement agreement and without which the same would not have been made, ERHC, UINTA and CRAIG PHILLIPS agree as follows:

         A.] ERHC shall cause to be issued to UINTA from its authorized capital stock, common capital stock in lieu of $125,000 cash, which shares shall have the registration rights set forth in Paragraph 3 of the terms and conditions of this compromise and settlement agreement, and shall cause to issued to UINTA additional common capital stock with an SEC Rule 144 restriction in lieu of the remaining $125,000 cash consideration. The number of shares to be issued shall be determined by the average closing price on the market quoted for the five trading days preceding January 18, 1999, (i.e. 1/11/99, 1/12/99, 1/13/99,
1/14/99 and 1/15/99) with elimination of the highest and lowest prices quoted. The average market value calculated for the stock shall then be divided into the sum of $250,000 to determine the actual number of free trading and restricted stock to be issued of said shares as soon as practical following January 18, 1998 or the signing of the final compromise and settlement agreement by the parties and closing of the same which ever shall last occur.

         B.] UNITA will cause to be assigned to ERHC, in the form approved by its counsel, all overriding royalty interest (4% of gross production revenues) in the 22 oil, gas and mineral leases previously assigned to ERHC by UNITA located in Uintah and Duchesne Counties, Utah. ERHC will cause to be issued to UNITA restricted (SEC Rule 144 Stock) common capital stock in ERHC having a value of $677,000 as determined by the average market price under the same terms and conditions as the restricted stock issued under the preceding paragraph. The number of shares to be issued shall be determined by the average closing price on the market quoted for the five trading days preceding January 18, 1999, (i.e. 1/11/99, 1/12/99, 1/13/99, 1/14/99 and 1/15/99) with elimination of the highest and lowest prices quoted. The average market value calculated for the stock shall then be divided into the sum of $677,000 to determine the actual number of restricted stock t be issued in accordance with the terms of this paragraph of the agreement. This capital stock would be placed in an escrow for the benefit of UNITA and its creditors whose names and respective amounts due each were annexed to the purchase agreement dated September 29, 1997. Withdrawals for satisfaction of creditors would require the joint authorization of ERHC and UINTA. Should the total of indebtedness be satisfied by payment of stock or its proceeds, said transfer or sale shall be conducted in accordance with SEC Rule
144. Should the total of indebtedness be satisfied by payment of stock or its proceeds in an amount less than the total of $677,000, the difference will be released to UINTA and such transfer or sale shall be conducted in accordance with SEC Rule 144.

         C.] ERHC agrees to replace and release UINTA from all performance or indemnity bonds which remain outstanding on the properties affected by this settlement agreement including but not limited to the BLM bond and the twelve mile wash property and will provide UNITA with proof of such replacement bonds and release of UINTA as soon as practical following execution of the settlement agreement by all parties and the closing of the final settlement agreement which shall be no longer than thirty (30) days following closing. Furthermore, ERHC agrees to hold UINTA harmless from any liability on such bonds presently outstanding. In regard to the well on the twelve mile wash lease, which was lost due to nonpayment of the lease obligation, the same would be bonded by ERHC within thirty (30) days of the execution of the compromise and settlement agreement by the parties and closing of the final settlement agreement. ERHC agrees to hold harmless from all liability for required environmental remediation services. ERHC will provide UINTA with proof of the bonding.

         D.] In regard to the field office building, purchased by ERHC from Craig Phillips and Robert Rallow individually, ERHC agrees to assume the then existing debt of approximately $30,000, plus a transfer of 24,000 free trading shares of common stock of ERHC. At the time the transfer of capital stock was to take place, the market value thereof was approximately $70,000 or $2.92 per share. The purchase price for the field office was to be $100,000. The shares were to be in a proportion of 60% to Craig Phillips and 40% to Robert Ballou. These transfers did not occur until March of 1998 when the market value of said shares had dropped to $1.20 per share. ERHC will cause to be issued shares of its common capital stock, which shares shall have the registration rights set forth in Paragraph 3 of the terms and conditions of this proportions set forth herein to make up the shortfall of the value of shares issued in the gross amount of $41,200.
 The number of shares to be issued shall be determined by the average closing price on the market quoted for the five trading days preceding January 18, 1999, (i.e. 1/11/99, 1/12/99, 1/13/99, 1/14/99 and 1/15/99) with elimination of the highest and lowest prices quoted. The average market value calculated for the stock shall then be divided into the sum of $41,200 to determine the final number of shares to be issued to Craig Phillips and Bob Ballou.

        E.] ERHC will reimburse UINTA for any court costs or filing fee paid by it in the lawsuit filed in the Eighth District Court, Uintah County, Utah in cash at the time of the signing of this compromise and settlement agreement b the parties o the closing date which ever later occurs. ERHC will, upon the date of signing by the parties hereto and closing of the final settlement agreement, issue an unsecured promissory to UINTA and CRAIG PHILLIPS jointly in the maximum principal sum of $10,000 to be utilized as reimbursement of attorney fees paid by them collectively to their attorney of record. Daniel S. Sam, P.C. The note will be non interest bearing until its maturity and then only at six (6%) and shall become due six months from its date.

         F.] ERHC will cause to be paid to Stripper Operators, Inc., its invoices for services performed for ERHC between December 1, 1997 to the present time in the approximate current amount of $18,000 and to Production Service Company invoices dated between February 1,1998 and to present in the approximate current amount of $9,000 by transfer of common capital stock in ERHC, which shares shall have the registration rights set forth in Paragraph 3 of the terms and conditions of this compromise and settlement agreement in lieu of cash payment. The number of shares to be issued shall be determined by the average closing price on the market quoted for the five trading days preceding January 18, 1999, (i.e. 1/11/99, 1/12/99, 1/13/99, 1/14/99 and 1/15/99) with elimination of the highest and lowest prices quoted. closing price on the market quoted for the five trading days preceding January 18, 1999, (i.e. 1/11/99, 1/12/99, 1/13/99, 1/14/99 and 1/15/99) with elimination of the highest and lowest prices quoted. The average market value calculated for the stock shall then be divided into the sum of $18,000 to determine the final number of shares to be issued to Stripper Operations, Inc. The average market value calculated for the stock shall then be divided into the sum of $9,000 to determine the final number of shares to be issued to Production Service Company. The transfer shall take place a soon as practical after all filing requirements of SEC have been accomplished and the shares have been registered in accordance with law by the SEC counsel for ERHC

         G.] Upon signing of the final compromise and settlement agreement by all parties hereto and the delivery of all considerations mentioned hereinabove, including receipts and releases of all parties hereto, in such form and content approved by counsel for ERHC as well as counsel for all other parties hereto, the arbitration proceeding presently pending before the American Arbitration Association shall be suspended by joint motion of all parties without prejudice. The final dismissal of the arbitration proceedings with full prejudice to all parties therein shall be governed by the provisions of Paragraph 1(E) of this compromise and settlement agreement. Additionally, if not already accomplished, immediately upon signing of the final compromise and settlement agreement by all parties hereto, the civil action pending or dismissed without prejudice in the Eighth District Court, Uintah County, Utah entitled and bearing Docket Number on the docket of said Court shall be subject of a complete release for all named defendants therein by both UINTA and CRAIG PHILLIPS and dismissed with full prejudice to all parties named as defendants therein.

                             3. REGISTRATION RIGHTS

     As to the shares of common capital stock to be issued pursuant to Paragraph 2(A), 2(D) and 2(F), ERHC shall cause to be issued as soon as practicable after the date of signing by the parties and closing of the final settlement agreement, shares of common capital stock bearing a Rule 144 restrictive legend. Upon execution of this agreement, ERHC shall include the shares set forth in Paragraph 1(A)(iii), 2(A), 2(D), and 2(F) in Amendment 3 to its registration statement on SEC form S-1, Registration Number 333-43919 (the "Registration") listing the holder thereof as selling shareholders. Upon the effectiveness of such Registration, said shares will be fully registered and the holder shall be entitled to submit such shares to the transfer agent for replacement shares without legend, or notify the transfer agent at the time of sale that such shares are fully registered and may be sold without restriction.

THIS MEMORANDUM IS INTENDED TO REPRESENT THE ENTIRE COMPROMISE AND SETTLEMENT AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE AMENDED, MODIFIED OR CHANGED IN ANY SUBSTANTIAL AND SUBSTANTIVE MANNER WITHOUT THE WRITTEN CONSENT OF ALL PARTIES HEREIN. THIS AGREEMENT IS FURTHER INTENDED TO BE BINDING ON ALL PARTIES HEREIN, THEIR HEIRS, AGENTS, ASSIGNS, LEGAL REPRESENTATIVES AND SUCCESSORS.

         This memorandum compromise and settlement agreement may be executed in counterparts each of which shall be an original but all of which shall constitute but one agreement.

         THUS done and signed at Lafayette, Louisiana this day of January, 1999.

WITNESS:                             ENVIRONMENTAL REMEDIATION HOLDING
                                     CORPORATION, through its counsel,
                                     Charles N, Wooten
                                     Ltd.
 /S/ Claudine L Desomiaux            by:   /S/  Charles N. Wooten, Sr.
                                            Charles N. Wooten, Sr.
 /S/ Lulu L Bendila

         THUS done and signed at Salt Lake City, Utah this day of January, 1999.

WITNESS: COCONINO, S.M.A., INC., through its counsel, Fabian and Clendenin, A Professional Law Corp.

 /S/ Connie L Manley          by:  /S/ Robert Palmer Rees
                              Robert Palmer Rees, Esq.
 /S/ Scott M Peterson

         THUS done and signed at Southfield, Michigan this day of January, 1999.

WITNESS: PINE VALLEY EXPLORATION, INC., through its counsel, Sullivan, Ward, Bone, Tyler & Asher, P.C.

 /S/ Alice Yee Simpson         by:   /S/ Stuart Tompkins
                                     A. Stuart Tompkins, Esq.
 /S/ Jacqueline M Beauton

         THUS done and signed at Vernal, Utah this day of January, 1999.

WITNESS: UINTA OIL AND GAS, INC., and CRAIG PHILLIPS, individually, through their counsel, Daniel S. Sam, P.C.

 /S/ Bryan Smith                                      by:  /S/ Daniel S. Sam
                                                          Daniel S. Sam, Esq..
 /S/ Peggy Johnson


         THUS done and signed at Denver, Colorado this day of January, 1999.

WITNESS: JOSEPH H. LORENZO, through his counsel of record, Baker & Hostetler, LLP

  /S/ Jean Kiley               by:  /S/ Phillip S. Lorenzo
                               Phillip S. Lorenzo, Esq.